Exhibit 99.1

Contact:                                                Leif Murphy

Executive Vice President and

Chief Financial Officer

(615) 920-7664

LifePoint Health Announces Proposed Private Offering of $400 Million Senior Notes due 2024

Brentwood, Tennessee (May 12, 2016) — LifePoint Health, Inc. (NASDAQ: LPNT) announced today its intention to sell through a private offering $400 million in aggregate principal amount of its Senior Notes due 2024 (the “Notes”), subject to market and other customary conditions. The Notes will be senior unsecured obligations of the Company and will be guaranteed by certain of the Company’s existing and future domestic subsidiaries.

The Company intends to use the net proceeds of the offering, together with cash on hand, to finance the redemption of the entire $400 million aggregate principal amount outstanding of its 6.625% Senior Notes due 2020 (the “6.625% Senior Notes”). Substantially concurrently with the pricing of this offering, the Company will issue a conditional notice of redemption to redeem all of the outstanding 6.625% Senior Notes on June 13, 2016. The redemption is conditioned on the completion by the Company of an offering of senior notes and the receipt of aggregate gross proceeds therefrom of at least $400 million.

The Notes and related subsidiary guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes and the related subsidiary guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Notes and related subsidiary guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About LifePoint Health

LifePoint Health (NASDAQ: LPNT) is a leading healthcare company dedicated to Making Communities Healthier®. Through its subsidiaries, it provides quality inpatient, outpatient and post-acute services close to home. LifePoint owns and operates community hospitals, regional health systems, physician practices, outpatient centers, and post-acute facilities in 22 states. It is the sole community healthcare provider in the majority of the non-urban communities it serves.

Forward-looking Statements

In addition to historical information, this release may contain certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.